EXHIBIT 19

AMES NATIONAL CORPORATION

Ames, Iowa

INSIDER TRADING POLICY

I. PURPOSE

In order to comply with federal and state securities laws governing (a) trading in Company securities while in the possession of "material nonpublic information" concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all of its directors, officers and employees, and their family members (collectively referred to as "Insiders").

II. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.

Section 16 Individuals. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the underlying rules and regulations promulgated by the SEC. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

B.

Key Employees. The Company has designated those persons in the Company or affiliate banks with the title chairman, president, executive vice president, senior vice president, vice-president, cashier, and auditor as Key Employees who, because of their position with the Company or affiliate bank may have access to material nonpublic information. The Company’s Compliance Officer may designate additional individuals as key employees as the access to nonpublic information may dictate.

III. INSIDER TRADING COMPLIANCE OFFICER

The Company has designated the Company’s Chief Financial Officer as its Insider Trading Compliance Officer (the "Compliance Officer"). The duties of the Compliance Officer will include the following:

A.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
B.	Responding to all inquiries relating to this policy and its procedures.
C.	Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
D.

Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

E.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the "Securities Act"); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

F.	Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
G.

Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

H.	Maintaining the accuracy of the list of Section 16 Individuals and identifying Key Employees.

The Company’s Auditor will perform these duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

IV. DEFINITION OF "MATERIAL NONPUBLIC INFORMATION"

A.	"MATERIAL" INFORMATION

Information about the Company is "material" if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information, which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed "material," the following types of information ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
●	Company projections.
●	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
●	Significant changes or developments in asset quality.
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●	Significant changes in senior management.
●	Actual or threatened major litigation, or the resolution of such litigation.

B.	"NONPUBLIC" INFORMATION

Material information is "nonpublic" if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer "nonpublic", after the close of trading on the second full trading day following the Company's widespread public release of the information.

C.	CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in Company common stock.

V. STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	PROHIBITED ACTIVITIES

1.	No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.
2.

No Insider may trade in Company securities outside of the applicable "trading windows" described in Section V.B below, or during any special trading blackout periods designated by the Compliance Officer.

3.

No Insider may "tip" or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media). Legal, accounting, regulatory, and publishing professionals providing services to the Company will be the only exceptions with regard to outside persons having material nonpublic information.

4.

No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

5.	No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.
6.

No Section 16 individuals should buy and sell or sell and buy in a six-month period if such activity generates a profit. With certain very limited exceptions, any profits realized by any Insiders from the purchase and sale or sale and purchase of the Company’s common stock within a six-month period are subject to disgorgement to the Company under Section 16(b) of the Exchange Act.  The liability imposed by Section 16(b) is strict liability, and the profits must be disgorged to the Company regardless of the intent or knowledge of the insider or whether the insider is otherwise without fault or any wrongdoing in the transaction.  The general intent of Section 16(b) is to prevent the unfair use of information that may have been obtained by Insiders through their relationship with the Company.

B.	TRADING WINDOWS AND BLACKOUT PERIODS

1.

Trading Window for Section 16 Individuals and Key Employees. Section 16 individuals and Key Employees may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company's widespread public release of quarterly or year-end earnings, and ending at the close of trading on the fifteenth day of March, June, September, and December.

2.

No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insiders possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company's widespread public release of the information.

3.

No Trading During Blackout Periods. No Insiders may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No Insiders may disclose to any outside third party that a special blackout period has been designated.

4.

Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section V.C. below.

C.	PROCEDURES FOR APPROVING TRADES BY HARDSHIP CASES

1.

Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

●	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),
●	the person trading has certified to the Compliance Officer in writing that he or she is not in possession of material nonpublic information concerning the Company, and
●	the Compliance Officer has approved the trade(s).

D.	PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

VI. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.	COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	REPORTING OF VIOLATIONS

Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer with consultation of the Company's legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VII. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

Original Policy Adopted:       May 13, 2003

INSIDER TRADING POLICY

EXHIBIT A

SECTION 16 INDIVIDUALS

Jeffery C. Baker

Betty A. Baudler Horras

Scott T. Bauer

David W. Benson

Michelle R. Cassabaum

Justin C. Clausen*

Lisa M. Eslinger

Patrick G. Hagen

Dan E. Johnson

Everett S. Miles

John P. Nelson*

John L. Pierschbacher

Jeffrey K. Putzier

Richard J. Schreier

Adam R. Snodgrass

Kevin L. Swartz

Robert A. Thomas

Scot A. Trost

Michael A. Wilson*

Updated January 3, 2025

*Ames National Corporation Officers that are considered Executive Officers for Regulation O purposes.